Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit reports dated March 27, 2023, with respect to the consolidated financial statements of Foot Locker, Inc. and subsidiaries (the Company) including the consolidated balance sheets as of January 28, 2023 and January 29, 2022, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2023 and the related notes (collectively, the financial statements), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

May 17, 2023